Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Second Quarter 2021 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Director of Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s second quarter 2021 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require assistance during the conference, please press star then zero on your telephone.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Director of Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome.  Thank you for joining us today to discuss our second quarter 2021 financial results. With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer.  Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call.  For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA margin and adjusted EBITDA. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Thanks Camilo. Good afternoon to those joining us today to discuss the results of our second quarter 2021. We are pleased to report yet another terrific quarter, delivering our highest quarterly revenue in our history and breaking our previous record achieved last quarter. With improving economic conditions, we experienced continued increased demand for our innovative solutions, driven by our cloud-native platform, differentiated data assets, and analytic capabilities. Thank you to our dedicated team who seized upon these opportunities moving up and across customer markets, and to all members across the organization for their hard work and dedication in support of these results. Of particular importance, we have a strong balance sheet and cash generation, which, as I will discuss in a bit, is enabling us to invest in the business to further expand our capabilities and seize upon opportunities.

Now, to our quarterly results. We generated record revenue of $10.9 million, a 54% increase over the second quarter of last year. Platform revenue increased 54% to $10.6 million. Services revenue increased 46% to $0.3 million. Adjusted gross profit increased 83% to $8.2 million and adjusted gross margin increased to 75% from 63% compared to the same period of 2020.

Adjusted EBITDA increased 245% to a record $3.1 million. We set another new record for contractual revenue at 81%.  We generated $2.3 million in cash from operating activities in the second quarter and as of June 30, 2021, we had $13.9 million in cash and cash equivalents on our balance sheet.

We added 239 new IDI customers during the second quarter, ending the quarter with 6,141 customers. FOREWARN added over 8,700 users, ending the quarter with 67,578 users. Over 150 REALTOR® Associations throughout the U.S. are now contracted to use FOREWARN.

I would like to switch gears to cite two examples which highlight the strides we have made in various industries due to the utility of our innovative technology and solutions in solving for various complex problems faced by target markets. We have said often that organizations are struggling to glean real-time, actionable insights from increasing volumes of disparate, structured and unstructured data. We are solving this problem. For example, a leading identity verification services provider needed a solution with extensive U.S. consumer coverage, including traditional and non-traditional consumer identities, and meaningful insights that could be delivered in real-time to reduce friction in customer onboarding and payment transactions, while ensuring fraud capture. We provided a solution and won their business in early 2020 due to the combination of our cloud-native platform and comprehensive unified data assets. Since then, we have forged and expanded additional relationships like this one and are highly focused on our penetration in this market.

Another example – a leading property technology company that provides powerful tools to its customers using comprehensive real estate data sought an information solutions provider to not only augment its property coverage, but more importantly, to resolve information back to households and even consumers, creating tools for their customers that provide predictive insights. This PropTech leader leveraged our consumer identity graph and flexible platform-driven API to improve their solutions and outcomes. A customer since 2018, their volumes with us have grown significantly since integrating our solutions.

These examples illustrate the opportunities before us in high-growth and disparate markets. Our solid cash generation is enabling us to execute our long-term strategy of the expansion of our capabilities, which further bolsters our value proposition.  We continue to enhance our technology, thus widening the moat between us and competitive technologies. We continue to apply analytic processes for better outcomes, resulting in more customer-centric solutions.  In our quest to be “all things identity,” we see significant opportunities to augment current relationships and to enter new relationships across the identity verification space. In furtherance of that objective, we were excited to appoint Jim Greenwell as General Manager of Identity to lead our efforts. Jim has extensive knowledge and experience in identity with a view informed by not only prior C-suite positions, including CEO of Danal through its sale to Boku, but also as an advisor to prominent companies in the industry, including Thomson Reuters. We welcome Jim to the team.

Throughout the last year, with a customer-centric view, we have engaged with some of the largest players in commercial and residential real estate to understand their data-driven challenges. We have identified “blind spots”, if you will, in their ability to convert data into intelligence and we are strategically working with these parties to develop solutions that not only address their own issues, but perhaps those of the real estate sector at large. In light of our endeavors, we are pleased to bring James Frasche on board as EVP, Property Solutions. James brings deep property-centric analytics, product and business development knowledge and experience to the company.  James has held key positions at various industry-leading property data and analytics companies, including serving as Chief Client Officer at Equifax. We are excited to have James as part of the team.

Lastly, we appointed a new director to our Board of Directors. We welcome Lisa Stanton to the Board. Lisa has a significant background in financial services, FinTech, identity and security, serving in various capacities at companies including Washington Trust Bancorp, Trulioo, American Express, InAuth, and Citizens Financial. Lisa’s strategic input will be a valuable asset to the Board and the company in our pursuit of “all things identity.”

As we continue to demonstrate each quarter, our business is strong across the enterprise. We continue to evolve our cloud-native platform, differentiated data assets, and analytic capabilities, all with a view towards our long-term strategic vision for the company. We not only set records in key financial metrics this quarter, but this is the healthiest and most well-positioned the company has been in its history.

I will now turn it over to Dan to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon. It was another great quarter for the company, again hitting records in nearly every key financial metric.  As Derek mentioned, with improving economic conditions, we continue to see increasing demand for our solutions.  We are pleased with our new customer growth and strong growth revenue from existing customers. Contractual revenue continues to trend nicely, and revenue attrition returned to its pre-COVID norms. Across the board, the business is performing well so let’s dive into the second quarter results.

For clarity, all the comparisons I will discuss today will be against the second quarter of 2020, unless noted otherwise.

Total revenue was $10.9 million, a 54% increase over prior year, and our highest quarterly revenue ever. Platform revenue increased 54% to a record $10.6 million.  Services revenue was up $0.1 million, or 46%, to $0.3 million. Our Services revenue continues to be impacted by COVID related government-imposed collections moratoria and forbearance programs, however, this is the first COVID normalized year-over-year comparable period we have reported. Our adjusted gross margin was the highest it has ever been at 75%, up 12-percentage points, which translated nicely into a record $3.1 million in adjusted EBITDA, up 245% over prior year. Our adjusted EBITDA margin was 29% for the quarter, compared to 13% in prior year.

Continuing through the details of our P&L, as mentioned, revenue was $10.9 million for the second quarter, consisting of revenue from new customers of $0.9 million, base revenue from existing customers of $8.4 million and growth revenue from existing customers of $1.6 million. Our idiCORE billable customer base grew by 239 customers sequentially from the first quarter, ending the second quarter at 6,141 customers. FOREWARN added over 8,700 users during the second quarter.

Our contractual revenue was 81% for the quarter, a two-percentage point increase over prior year, and our highest quarterly contractual revenue ever. Our revenue attrition percentage was 6%, compared to 11% in prior year. Revenue attrition percentage is calculated on a trailing twelve-month basis and has continued to trend nicely over the last several quarters as the lingering effects of the pandemic related customer concessions we provided in 2020 subside. We would expect our revenue attrition percentage to trend between 5% and 10% on a normalized basis.

Moving on from our revenue metrics and down the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.1 million or 5% to $2.7 million. This $0.1 million increase was a result of an increase in data acquisition costs.  Adjusted gross profit increased 83% to a record $8.2 million, producing an adjusted gross margin of 75%, a 12-percentage point increase over second quarter 2020, and our highest adjusted gross margin ever.

Sales and marketing expenses increased $0.6 million or 35% to $2.3 million for the quarter. The increase was a result of increases in employee salaries and benefits and commissions. The $2.3 million of sales and marketing expense for the quarter consisted primarily of $1.3 million in employee salaries and benefits and $0.7 million in sales commissions.

General and administrative expenses increased $0.6 million or 15% to $4.9 million for the quarter. The increase was primarily the result of a $0.6 million increase in payroll and benefits. The $4.9 million in general and administrative expenses for the quarter consisted primarily of $2.0 million of non-cash share-based compensation expense, $1.6 million of employee salaries and benefits, and $0.7 million in accounting, IT and other professional fees.

Depreciation and amortization increased $0.3 million or 34% to $1.3 million for the quarter. This increase was primarily the result of the amortization of internally developed software.

During the quarter, our Cares Act Loan was fully forgiven. We reported a one-time gain of $2.2 million on the extinguishment of debt from the forgiveness of the Cares Act Loan. As a result, our net income for the second quarter was $1.8 million compared to a loss of $2.5 million in prior year. Excluding the one-time gain of $2.2 million, we would have reported a net loss of $0.4 million for the second quarter 2021.  This net loss of $0.4 million, excluding the one-time gain, would still represent our best quarter ever.

We reported earnings of 14 cents per share basic and 13 cents per share diluted based on a weighted average share count of 12.3 million shares and 13.6 million shares, respectively.

Moving on to the balance sheet. Cash and cash equivalents were $13.9 million at June 30, 2021, compared to $13.0 million at December 31, 2020. Current assets were $18.6 million compared to $16.7 million and current liabilities were $3.2 million compared to $5.0 million.

We generated $3.5 million in cash from operating activities for the six months ended June 30, 2021, compared to generating $3.0 million in cash from operating activities for the same period in 2020.

Based on our operational earn/burn analysis, we earned $1.9 million in cash during the second quarter 2021, compared to burning $0.7 million for the second quarter 2020. Internally, we track our operational cash earn versus burn on a monthly basis by calculating adjusted EBITDA and subtracting the cash we use for the development of internal use software and other capital expenses which can be found on our statement of cash flows.

Cash used in investing activities was $2.6 million for the six months ended June 30, 2021, mainly the result of $2.4 million used for software developed for internal use.

There were no financing activities during the period.

In closing, we had another great quarter across the board. We continue to see sequential improvement in the business across all our key financial metrics. Throughout the organization, our teams continue to deliver as we harden our current resources and expand our breadth and knowledge with the on-boarding of key industry professionals. We see strong secular tailwinds and are extremely excited about our positioning within the broader identity space.

With that, our operator will now open the line for Q&A?

Operator

Ladies and gentlemen, if you have a question at this time, please press *1 on your touchtone telephone. If your question has been answered or you wish to remove yourself from the que, please press the # key. Once again, in order to ask a question, please press *1 on your touchtone telephone.  Please wait for the callers to que for their questions.

Once again to ask a question, please press *1 on your touchtone telephone.

Your first question comes from the line of Pamela Carter from Cater Management.  Your line is now open.

Pamela Carter, Carter Management

Hi, first, congratulations on the quarter. Very impressive. Your continued ability to drive gross margin has been impressive. Today, you are at 75%, but what I am wondering is, can you really drive the margin materially higher from where it is today? What does your adjusted gross margin look like a year or two from now?

Dan MacLachlan

Hi Pamela, and thanks, this is Dan, thank you for the question. The short answer is yes, we can continue to drive adjusted gross margin materially higher from here. The great thing about the business model and where we are at today, because our cost of revenue is relatively fixed, each incremental dollar of growth provides nearly 100% contribution margin. As many of our shareholders know, we have previously created two companies in the space which we sold to global information technology providers. We know those two companies, due to their maturity, are generating gross margins in excess of 90%. For us, when we talk about a year or two from now, we’re going to be trending and approaching that 90% number. We are really excited about being able to leverage the business at this point.

Pamela Carter

Wonderful, ok, very helpful.

Operator

There are no further questions at this time. I would now like to turn the conference back to Mr. Derek Dubner.

Derek Dubner

Thank you again for joining us today. We posted a very strong second quarter and first half of the year and we feel great about our positioning going forward. We are making aggressive moves in executing upon our strategy in order to continue disruption of the status quo in the marketplace.  Our customers are realizing the benefits of our competitive advantages in technology, data assets, and analytics. The health of our business has never been stronger and we are very optimistic about our future. Good afternoon.

Operator

Ladies and gentlemen, this concludes today’s conference.  Thank you for your participation and have a wonderful day. You may now all disconnect.

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